FINAL TRANSCRIPT

Conference Call Transcript VTSS.PK - Vitesse Semiconductor Conference Call Event Date/Time: May. 12. 2008 / 1:30PM PT

CORPORATE PARTICIPANTS

Christopher R. Gardner

Vitesse Semiconductor - CEO

Rich Yonker

Vitesse Semiconductor - CFO

CONFERENCE CALL PARTICIPANTS

Allan Mishan

Oppenheimer Funds - Analyst

Mike Ridgeway

Ridgeway Partners - Analyst

Jerry Reeve

Vanguard Capital - Analyst

Edward Valenski

Sedmark International - Analyst

Christopher Howard

Private Investor - Analyst

Orin Hirschman

AIG Investments - Analyst

John Francis

Frances Capital - Analyst

Alex Washburn

Columbia Pacific - Analyst

Robert Jordan

Piney Reach - Analyst

Kevin Lang

Private Investor - Analyst

PRESENTATION

Operator

Good afternoon. My name is Marcelo, and I will be your conference operator today. At this time, I would like to welcome everyone to the State of the Company conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. (OPERATOR INSTRUCTIONS). Thank you. At this time, I would like to turn the call over to Mr. Chris Gardner, CEO of Vitesse Semiconductor Corporation. Mr. Gardner, please go ahead.

Christopher R. Gardner - Vitesse Semiconductor - CEO

Thank you, and welcome. Thank you for joining our call today. The purpose of today's call is to provide you with an update on our business results and trends for Vitesse's second fiscal quarter 2008, which ended March 31, 2008. While we're not filing financial statements at this time, we hope this call will provide you with information needed to track our results and our progress. Before we begin, I would like to review our safe harbor. Certain matters discussed in the conference call constitute forward-looking statements that are based on management's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those projected. The risks include, among others, risks related to previously disclosed statements of Vitesse's financial statements and Vitesse's failure to file its required reports under the Securities & Exchange Securities Exchange Act of 1934.

Furthermore, information provided during the call which is not historical in nature are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Vitesse undertakes no duty to updated any forward-looking statements or to confirm those statements to actual results or changes in the Company's expectations. As is our custom, I would like to start today by reviewing progress on some of the extraordinary activities at the Company. First off, I would like to welcome Robert Lundy to the Vitesse Board of Directors. Robert joined us on May 2, 2008. Robert brings a wealth of experience in high technology, most of it in wireless and optical networking, where he has held leadership positions in both large enterprise organizations as well as early stage startups. We're very pleased to have someone of Robert's caliber join our team. I would also like to thank our governance committee, particularly Willow Shire, for their ongoing efforts to attract new talent to the Board. Next, let me address the status of the audit process and the restatement of our financials. On March 4th, we announced a delay in our original schedule to release financials from the end of the March quarter to the end of the June quarter. We're still on track to release our numbers this quarter. This process has been incredible challenge for all involved.

In effect, we are not doing a restatement, we're doing a virtual reconstruction of our financials for the last three years without the benefit of the historical information that would normally be available from employees and audit working papers. I am well aware of the frustration that this delay has caused our shareholders, our customers, and our employees, and we tell you this effort is and has been a top priority of the Company. It is being managed by a dedicated team from Vitesse, our auditors and our consultants on a daily, even hourly basis. We're very pleased that this effort is finally drawing to a close. Rich will give you more details in a moment on what to expect in our earnings release that is still targeted for the current quarter. Finally, a brief update on the status of litigation actions at the Company. On April 7, 2008, the class action settlement received final approval from the Federal District Court in Los Angeles. However, the judge withheld final approval on the derivative action settlement until the lead plaintiff's counsel submitted documentation in support of their attorney fee award of 4.7 million shares of Vitesse common stock. We're still awaiting the court's determination on the attorney's fee award. With respect to our case against KPMG, that case is still in progress and is our practice, we will not comment further or take any questions its status. Now, let me turn it over to Rich, who will provide you with details on the results for the quarter.

Rich Yonker - Vitesse Semiconductor - CFO

Thanks, Chris. Before I review the operating indicators for the second quarter of '08, I would like to update you on the audit and filing of the SEC reports. On the February call, I stated the target to release '06 and '07 financials was March. As word progressed, we encountered obstacles which required substantial additional work. These included: First, forensically identifying the measurement dates of almost 15,000 discreet option grants issued over the last 21 years and properly accounting for each option grant; secondly, accounting correctly for the tax effect of the option back dating; and finally, obtaining revenue confirmations from third parties -- that is, our end customers and contract manufacturers in addition to our distributors. This confirmation process was equivalent to contacting our customer's customer to validate the accounting for revenue. All these additional tasks were required to provide accurate accounting records and evidence which could be audited. On March 4th, Vitesse filed a Form 8K disclosing the target completion date of the audit would be in the quarter, as these tasks were completed. Since the March 4 8-K filing, we made significance progress in the option back data accounting and the third party confirmations, and we're on track to release financials for '06 and '07 in the June quarter. As indicated in our prior calls, '05 financials will not be in the release.

I will discuss in a moment the decision on '05. During this same period, the Company had extensive communication with the SEC. These efforts have produced results which allow me to say we're a track to, first of all, a press release and a conference call for '06 and '07 financials by the end of June, and to file a Form 10-K by the end of July. Vitesse's discussion with the SEC staff included a proposal for the content of the Form 10-K. I am pleased to announce the SEC staff has accepted our proposal. Our Form 10-K will be a bit different from what you're used to seeing and will include the following: Full financial information for fiscal 2006 and 2007; expanded supplementary financial information for each of the four quarters of fiscal 2006 and 2007; and restated stock-based compensation expense for all prior periods, with a reconciliation to the adjustment to open retained earnings. However, our Form 10-K will not include financial statements for the fiscal year '05. As I indicated above, the SEC staff reviewed our proposal and accepted our plan of action for the 10-K, and their acceptance included not filing 2005. Please remember, SEC compliance requires three years of audited financials, and Vitesse's fiscal year '08 ends in September 2008. We would expect to file the Form fiscal year '08 10-K with the SEC by December 2008. Now I will review our key operating metrics for the quarter ended March 2008. As we said before, these results are unaudited and therefore subject to adjustment. The comparison to prior quarters will not be covered today, but will be addressed in the SEC filings.

The key operating metrics we'll discuss here are the same as we have in the past and include consumption or sales to Vitesse's end customers, cash, working capital, and capital expenditures. I will start with the balance sheet metrics for the second quarter of fiscal year 2008. Accounts payable for the quarter was 15.4 million, which remains at normal operating levels of days payable; accounts receivable is at 16.4 million, which is at expected operating levels as the Company is discontinuing to distributors the incentive of 2% net 10 payment terms. In the short-term, this is a use of cash as we increase the days of receivables; however, it will return as improvement in our margins. Net inventory is at 43.8 million, as we stated in the last call. This inventory reflects the impact on the balance sheet of going to a sell-through revenue recognition policy. Simply put, the entire inventory which is in prior periods was in the channel now resides on the Vitesse balance sheet. Capital expenditures for Q2 were 1.9 million, which is mainly for capital equipment for reducing manufacturing costs and improving gross margin. The cash balance for Q2 was 36 million; and excluding change in working capital, and the CapEx investments investment and cost reduction, the Company remains operating cash flow positive. Moving onto the income statement metrics, first I will cover net consumption. Net consumption -- that is, sales to end customers -- was 55.5 million for Q2 fiscal year '08. As a reminder, the 54.9 reported for Q1 included 2.4 million of storage product that was eventually divested to Maxim. Netting out the divested consumption, the growth from Q1 to Q2 is from 52.5 million to 55.5, or a 5% increase.

In addition, you'll remember from the last investor call, neither the intellectual property sales nor the Maxim earnout from the asset sale is included in consumption. In this quarter, the Company received $2 million in cash from the intellectual property sale, but accounting treatment for the licensing of intellectual property has been decided to defer all revenue to the end of the contract. Therefore, revenue for this contract will be deferred until the final milestone is achieved. Vitesse will continue to receive cash payments in the interim quarters as each milestone is met. The timing of the income earned from the Maxim asset sale is such that it will appear in the Q3 fiscal year 2008, and the accounting treatment is to record it below the operating income line and not as consumption. There is no income earned from Maxim in this quarter. Professional fees were $3 million, with a continued use of temporary accounting personnel for the restructuring of financials and related activities. Operating expenses, not including depreciation, remained flat at 23.9 million, mainly due to audit fees which are included in SG&A. We remain encouraged by the operating cash flow positive for the fifth consecutive quarter and our ability to aggressively invest in cost reduction and improving time to market of our new products. This concludes the review of the key operating metrics. Now back to Chris.

Christopher R. Gardner - Vitesse Semiconductor - CEO

Thanks, Rich. So let me turn now to the market update. As I discussed in the last several calls, we've reorganized the Company along functional boundaries and eliminated formal product divisions. Our focus is on two major markets that we classify as Carrier Networking and Enterprise Networking. Accordingly, this quarter in and in future quarters, we'll report the business in three segments -- Carrier, Enterprise, and Non-Core. I will start with Carrier Networking. In Q2 '08, Carrier was 39% of the total business of $55.5 million. This was up from 34% in Q1 '08 and up from 31% in Q2 '07. The Carrier business grew strongly in both percentage and dollar terms after a slow Q1 quarter. The slowdown we experienced in Q1 seems to have been a temporary inventory issue, as we had forecasted. The delays we experienced from several of our large Asian customers in Q1 were corrected in the quarter, with sales in China up substantially in the quarter.

We continue to get solid growth forecast from these customers through the remainder of 2008. However, we also continue to see public reports of weakness in the Carrier market. Some of our customers have reported down quarters and weak guidance. Overall, I would continue to characterize the markets as volatile. We continue to close new design wins for our products within Carrier Networking applications. This quarter, we closed several more wins for our Ethernet over Sonet mapper product family. Ethernet over Sonet is is the next-generation technology used to aggregate and transport data and video traffic and access and metro networking applications. This brings the total to over 70 design wins for the product line. Several of these wins included companion products such as our 24 port gigabit Ethernet MAC and 2.5 and 10 gigabit 5. We continue to see good success on our gigabit Ethernet MAC product families. We claimed several new tier 1 design win this quarter. Based on the number of design wins to date, we expect Ethernet over Sonet to continue to grow in the networks for the next three to five years, and our related revenues to continue to climb for this foreseeable future. We are seeing increasing traction of our enterprise Ethernet products in the access portion of Carrier Networks. Of particular note is our [GRox] gigabit router on a chip. This part was originally targeted at the low end enterprise router market for products such as 802.11 N wired and wireless routers. Recently, it is finding traction applications for customer premise equipment and service provider media gateways. We had our first substantial win for EPON, that's Ethernet Passive Optical Networks fiber to the home gateway applications, which will end up being deployed by a large Chinese telecom carrier. GRox joins our gigabit Ethernet copper PHYs and optical components that service the emerging fiber to the home market in Asia, Europe, and the United States.

Moving on to Enterprise, in Q2 '08 Enterprise was 31% of the business. This was down from 34% after a strong Q1 '08 quarter, and the same as the 31% reported in Q2 '07. We continue to see growth opportunities in the transition to gigabit speeds. Again this quarter, we closed over 20 designs in Enterprise switch and copper PHY applications at tier 1 and tier 2 accounts. Last quarter, we announced a new capability within our copper PHY, an integrated switch PHY products. Targeted towards the growing market for green products, this feature enables substantial power reduction in our current and future generation PHYs and switches. This quarter, we announced several wins at early adopters of this technology, including at market leaders D-Link in Taiwan and [Carayga] in Japan. Our signal integrity products for switching and back plane applications continue to find new homes within Enterprise Networking. During the quarter, we had several new design wins for applications within both the storage and video markets, several of which were taken from our competitors. Our large cross point switches are ideal for switching the new standards 3 gigabit HDTV signals in applications such as multi-format production and broadcast studio equipment, video routers and test equipment. We expect this to be a growth area for the next several years.

We classified the remaining portion of our business as Non-Core. Non-Core was 30% of the business, down from 32% in Q1 '08 and down from 38% in Q2 '07. I will remind you that in Q1, we had approximately $2.4 million of sales from products that were eventually divested to Maxim. Our Non-Core business is comprised of our legacy storage products, including Radon chip products and our fiber channel port bypass circuits, [inaudible], and back plane components, as well as some of our older non-core networking products, such as network processors, where we have not made any substantial investments in more than four years. We expect the slow decline to continue through much of fiscal 2009 and into 2010, when Non-Core should be less than 15% of the total business. In the quarter, our top ten customers again represented just over 50% of the total business. We had two customers, IBM and [WahWeh], that just over 10% of sales in the quarter. Geographically, our business was well diversified, with 45% of sales in the U.S., 43% in Asia, and 12% in Europe. Looking forward, we are very optimistic about our strategy to enable Ethernet in Carrier and Enterprise Networks. We have focused our resources on these two major markets -- the Metro and Core Carrier Networking market and the Enterprise Networking market, including Ethernet switching and networking. We estimate these markets represent a total available opportunity of over $2.5 billion. Both markets are going through a transition to higher bandwidth and increasing complexity. As a result, and as we have expected, the trend to more Ethernets in the networks is accelerating.

In Carrier Networking, we continue to see reports documenting the penetration of Ethernet into broadband access, aggregation, and metro segments of the network. For example, a recent study from [Emphanatics] reports 27% growth in Ethernet services in 2007 and forecasts double-digit growth over the next four years. We have a unique combination of technology and products that makes us well suited to attack this growing market. Unlike many of our competitors, we provide a substantial legacy footprint in telecom carrier applications, holding greater than 50% market share for the highest speed, 10 gigabit Ethernet over Sonet market. In addition, we provide a strong road map to next-generation carrier Ethernet based on our expertise in layer one and layer two Ethernet technology. We expect to leverage this leadership position as these networks transition from Sonet to Ethernet over Sonet and eventually to Carrier Ethernet. And there are similar trends in Enterprise Networking markets.

Our strength in Ethernet switching, copper, and optical PHYs and signal integrity products gives us an excellent platform to address the many segments of the Enterprise Networking markets. In fact, most of our new products are design to fit well into both Carrier and Enterprise Markets. In many cases, we expect to see high-end enterprise applications adopt some of these technologies even before they penetrate the carrier networks. This is particularly true for products at 10 gigabit speeds, where we already have a substantial market presence. In closing, I would like to say this was a solid quarter for the Company. We've gotten many distractions behind us and are focusing more efforts on running the Company. We continue to demonstrate the operational improvements we started in the second half of 2006 and we continue to close good opportunities at large tier 1 customers, building on the substantial market share we already have today. We are executing our new product road maps that will deliver a broad variety of leading edge technology across our markets. Combined, we expect to deliver a unique portfolio of products to these customers, securing market share and driving growth opportunities. I look forward to our next call when we will update you with our financial earnings release. This concludes the formal update, and we'll turn it over to the operator for questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS). Our first question is from the line of Allan Mishan with Oppenheimer Funds. Please go ahead.

Allan Mishan - Oppenheimer Funds - Analyst

Hey, guys, can you talk a little bit about 10 gigabit Ethernet and give us an update about SFP-plus design wins, specifically at some of the tier 1 switch vendors, how are those going, have design wins been awarded, and how are you doing?

Christopher R. Gardner - Vitesse Semiconductor - CEO

Sure. So 10 gigabit Ethernet is obviously is a focus area for us, primarily on [Sertez]. You mentioned I think SFP-plus, which is primarily optical implementation of ten gigabit Ethernet. We also are doing a lot of work with similar products in 10 gigabit for back point applications, so there are a lot of -- there is a lot of interest out there. As you know, we own today probably -- certainly 80% plus of the 10 gigabit Ethernet the for the LRM application -- that is the EDC component within that LRM application. As that moves to SFP-plus, people are starting to deploy line cards very early stages for SFP-plus deployment of those line cards. We have late generation CMOS technology competing for those sockets. So we have seen a lot of opportunities there both on the optical side and the copper side. We actually think the copper end of things for back plays may end up being a more substantial near term market than the LRM market.

Allan Mishan - Oppenheimer Funds - Analyst

Okay. Great. And then, you indicated some caution regarding the Carrier business. Could you expand a little bit about that and how that would impact you in the June and September quarters relative to seasonality and overall demand?

Christopher R. Gardner - Vitesse Semiconductor - CEO

Well, you know, we've been talking I think for the last couple of quarters that we see the markets as very volatile. I mean, China is a great example. That hit us pretty hard in Q1, and it was very, very strong here in Q2. What drives those exact ebbs and flows, it is difficult to say. The caution really comes from some recent announcements. I mean, we're seeing some of the larger guys out there announce flat sequentially, potentially guiding down, so we have -- we continue to see pretty good strength in our new products in that we still see strong forecasts as we take share at these higher data rates and as the network's transition from Sonet to Ethernet technology. So it is a little difficult to say how those are going to impact us, but obviously we're just trying to be cautious as we move forward here in the current environment.

Allan Mishan - Oppenheimer Funds - Analyst

Okay, and then lastly, you along with several of your competitors have talked about China being very, very strong either in the March or June timeframes or both. Do you think there is sort of any chance when you talk to the OEM customers that you serve that some of this might be pre-Olympic installations for either 3G wireless or broadband or video or something and that, you know, once the Olympics are over that some of this stuff may collapse or pause? Has that come up at all in your discussion with customers? What do you think about that?

Christopher R. Gardner - Vitesse Semiconductor - CEO

Well, you know, we continue to ask that question, and it is not something that any of our customers are forecasting at this point. You remember, a lot of the big vendors we sell into -- and we mentioned [WahWeh] by name -- 60 plus percent of their business is international, so it is not just China that's driving their business. In fact, most of their growth is coming from international business. So we're watching it. We're cognizant that it could be a problem, but so far we haven't seen any -- we can't confirm that it will be for sure.

Allan Mishan - Oppenheimer Funds - Analyst

Okay. Thanks a lot.

Operator

Our next question is from the line of Mike Ridgeway with Steelhead partners. Please go ahead.

Mike Ridgeway - Ridgeway Partners - Analyst

Yes, hi. I was wondering if you guys could just -- or maybe, Rich, you could talk us through the long-term model, give us an update as to where you are in your attainment of that model and are there any changes we we should be thinking about as the order book continues to grow and design wins continue to track the way they have?

Rich Yonker - Vitesse Semiconductor - CFO

No. It remains the same. We said 55 to 60% gross margin, and 17 to 22% EBITDA. There is some challenges from certainly an inventory standpoint because we've absorbed on our balance sheet the channel inventory, but I think that's a good thing because of visibility, so, no, they stand as we announced them a couple of quarters ago, and we feel like at least with some of the nuances in bringing an update on where we're a,, can't wait to get the audited financing out there so they're not nuances but you can see how we're tracking versus the actuals versus the target. We're feeling confident about where we're at.

Mike Ridgeway - Ridgeway Partners - Analyst

Great. Great. Appreciate that. Any -- so no impact at this point given the IP portfolio kind of coming on a little bit end of the year?

Rich Yonker - Vitesse Semiconductor - CFO

No. Again, that was dialed into our 55 to 60% gross margins. Again, we've got quite a mix actually of gross margins from one end of the business to the other if one end is IP close to 100%; but again, because it is not quarter to quarter, it is going to be a bit lumpy, and when we have that, it is nice when we get it. You know, the core business we're looking at carrier Ethernet is very solid gross margins and even Ethernet to the enterprise probably be a tad bit lighter, it is a really good business, and we have a nice portfolio of gross margins and we get to report them.

Mike Ridgeway - Ridgeway Partners - Analyst

Great. Just a couple of housekeeping things here. The pro fees 3 million, was that majority audit related or was there some litigation still in there, and what would you expect those going forward?

Rich Yonker - Vitesse Semiconductor - CFO

Yes, again I would like to see that disappear. Most of that was again some of these jumping through these hoops again for this last pass of getting the audit done, so we retained interim accounting and CPA out longer than I thought we needed to. There is a modest amount of legal fees in there, but primarily it is the reconstruction of '07 and '06 financials, as well as validating the confirmations that I talked about.

Mike Ridgeway - Ridgeway Partners - Analyst

Great. Well, thanks lot. Appreciate the work and we'll look forward to the next call.

Operator

Our next question is from the line of Jerry Reeve with Vanguard Capital. Please go ahead.

Jerry Reeve - Vanguard Capital - Analyst

Just a clarification on the target gross margins and the EBITDA. That if I recall a couple of conferences ago, not only were those numbers thrown out, there was I think -- and correct me if I'm wrong -- some indication that you were then operating within those ranges rather than there just being goal. Is that correct and is that still the case?

Rich Yonker - Vitesse Semiconductor - CFO

No. They're always long-term financial targets. We've never said that we're operating within those bandwidths. We're driving toward it, and again some of the nuances of our improvement in margins and stuff is that we're tracking nicely, but again, without actuals you can't -- I can't feel that they're nice progress. So, no, we did not say that prior.

Jerry Reeve - Vanguard Capital - Analyst

Okay. Thank you.

Operator

Our next question is from the line of [Edward Valenski with [Sedmark] International. Please go ahead.

Edward Valenski - Sedmark International - Analyst

You know, in the past, about 100 companies -- certainly over 100 companies -- have reported problems with the auditors and with options, and to my knowledge with those that are still in operation, there is only one Company that has not been able to report, and I am still uncertain as to what the reason is for the delay. I am familiar with one company that managed to go back 13 years and straighten all of this out months and months ago. I have no sense -- I mean, are you guys exercising such an exquisite sense of perfection that is well beyond the legal accounting or any reasonable requirements that this thing is taking -- you know, taking so long?

Rich Yonker - Vitesse Semiconductor - CFO

Edward, good question. You would have to segment us versus perhaps some of those other option-back dating tasks. You remember back in December of '06, the Company disengaged with KPMG its internal auditor for all of its 20 years. When we disengaged, they took all the working papers with them, so those documents are not available to the new auditor in terms of reconstructing any of these financials. Along with the termination of KPMG in December of '06, there was a report out by the Special Committee, which is a subset of the Board of Directors in which there were, as I recollect, 12 to 15 accounting and proprietaries that made this even more complex, so you know, Chris mentioned a little bit earlier in his overview of where we're at in the audit; he is very careful to say these are not restatements. We literally had to reconstruct '07 and '06 financials in order to, one, for me review them and say, okay, these in fact are the true and representative accounting records of the Company; and then turn them over to the auditors, who again, given BDO, our new audit firm, did not have the benefit of working papers for those years -- along with me had to confirm quite thoroughly to validate revenue recognition, which was a really laborious task. So -- and the option-backed dating in itself is a task, but in addition to that everything else I just explained, most companies that had the option-backed dating didn't have those same challenges, so understand the frustration, also need to understand that it wasn't just option-backed dating. In fact, it was much of this other issues I addressed.

Edward Valenski - Sedmark International - Analyst

Thank you, then.

Rich Yonker - Vitesse Semiconductor - CFO

You bet. (OPERATOR INSTRUCTIONS).

Operator

Our next question is from the line of Christopher Howard, a private investor. Please go ahead.

Christopher Howard - Private Investor - Analyst

Yes. I would like to ask about the job postings, and if these are mainly new employees that are coming in or these are going to be replacements for people that have already been working there?

Christopher R. Gardner - Vitesse Semiconductor - CEO

Yes. Most of the job postings are for new employee positions. I can't tell you exactly what percentage, but I can tell you that our actual attrition rate at the Company today is on the order of 1% or so per quarter, so it is substantially lower right now than industry average and most of the opportunities are for [inaudible].

Christopher Howard - Private Investor - Analyst

And as far as the Colorado facility, any news with that?

Christopher R. Gardner - Vitesse Semiconductor - CEO

No. It is still on the market. And we have probably fielded a few nibbles over the last quarter or so, but we've not been able to get rid of that building at this point.

Christopher Howard - Private Investor - Analyst

How about looking into leasing it out, any of those?

Christopher R. Gardner - Vitesse Semiconductor - CEO

Well, at this point we're just more interested in trying to get rid of it, to sell it. We've had enough interest that we think it is possible, but if it is on the market for too long and we really don't feel that it is possible, we would like at doing something else.

Christopher Howard - Private Investor - Analyst

Thank you.

Operator

Our next question is from the line of Orin Hirschman with AIG Investments.

Orin Hirschman - AIG Investments - Analyst

Hi, how are you?

Christopher R. Gardner - Vitesse Semiconductor - CEO

Good Orin, nice to talk to you.

Orin Hirschman - AIG Investments - Analyst

Thank you, same here. Just in terms of the competitive front, any new there in any which way or form? Particularly on the Enterprise?

Christopher R. Gardner - Vitesse Semiconductor - CEO

On the Enterprise side, our big competitors in the guts of the Enterprise continue to be Broadcom and Marvell. They continue to be aggressive in their product families. Buy I don't know if I would report anything dramatically new there. You know, I think we're seeing pretty much from our competitors what we expect, and our strategy is really to find, I think, a path almost up the middle between them. Our typical carrier networking competitors seem a bit deficient in their capabilities to address Ethernet, and certainly our traditional Ethernet competitors, Broadcom and Marvell, you know, don't quite have the telecom carrier presence that we do, so we're trying not to fight guys like Broadcom and Marvell top head on. For the most part, in a lot of ways they seem to be going after somewhat larger markets, right? They're going after the wireless market and the handheld market and other areas where we think certainly we're not interested in competing today.

Orin Hirschman - AIG Investments - Analyst

Anything new -- also a separate question -- anything new on the IP side in terms of additional IP licensing?

Christopher R. Gardner - Vitesse Semiconductor - CEO

We are exploring additional opportunities now. There's probably several that are in the hopper. I will tell you these things take a very long time to come to fruition. The first one we worked on for probably nine months before we got it done, so I would certainly don't think I have anything imminent that's worth announcing, but we continue to get inbound queries on our capabilities, and we are exploring a lot of other opportunities there.

Orin Hirschman - AIG Investments - Analyst

Thank you so much.

Operator

Our next question is from the line of John Francis of Francis Capital. Please go ahead.

John Francis - Frances Capital - Analyst

Hello, gentlemen.

Rich Yonker - Vitesse Semiconductor - CFO

Hi, John.

John Francis - Frances Capital - Analyst

Given that the Company's stock continues to languish as it has for the last couple of years, down probably 60, 70% from where it was two years ago, what are your plans to maximize shareholder value?

Christopher R. Gardner - Vitesse Semiconductor - CEO

Well, we've been working on a lot of things that we've talked about over the last two years. Obviously, we got hit pretty hard in April and through the summer of 2006 with all the news that came out and the subsequent challenges that the Company's faced, so we've been knocking those challenges down one by one, and I think this quarter will represent when we get the great majority of those challenges behind us. We have turned aggressively to looking at the strategy for identifying what we consider substantial growth areas, and making sure that we're investing in those areas appropriately to grow the Company, and I would say that's where we're focused today is making sure that our product definitions and our product road maps are in markets that will provide those kind of opportunities. Clearly, on top of that we've got to make sure that we're driving every nickel to the bottom line that we can generate at the top line, and I think we've done a good job. We've talked about some of those operational improvements. You've seen some of the numbers that we've been able to report, and we look forward to getting out the earnings release so you can look at the progress from that perspective.

Operator

And I apologize, Mr. Francis, your line is still open.

John Francis - Frances Capital - Analyst

Thanks very much.

Operator

Our next question is from the line of Alex Washburn of Columbia Pacific. Please go ahead.

Alex Washburn - Columbia Pacific - Analyst

Good afternoon, gentlemen.

Christopher R. Gardner - Vitesse Semiconductor - CEO

Good afternoon.

Alex Washburn - Columbia Pacific - Analyst

Question for you on the audit. I understand 2006 and 2007 are -- the SEC has kind of approved the plan for these. Is 2005 off the table or where are you with 2005?

Rich Yonker - Vitesse Semiconductor - CFO

Yes, Alex, this is Rich. They've approved that in fact '05 would not be part of the expanded 10-K, so we -- again, that's a big deal for them to say understand '06 and '07, the formats and how we do it, but that they would agree with our proposal that '05 would not be possible to file that.

Alex Washburn - Columbia Pacific - Analyst

But what does that mean from a listing perspective?

Rich Yonker - Vitesse Semiconductor - CFO

Well, it means that we have two out of the three years to get compliant with the SEC, so that's why I mentioned in the overview that we close '08 in September because we're in a fiscal year and the normal timing of that audit, given its one year and given I've been here all year, is that would be timely and filed in the December '08 time frame. We would have three years of audit results at that point and therefore high likelihood that we would be compliant with the SEC. There are some nuances in that, but they're not really, really large like getting the full year submitted in the 10-K. Then we would be facing relisting with NASDAQ and other there are dimensions there in terms of the stock price and the potential of a reverse split in order to achieve that stock price, but right now, the goal is get that third year, which would be '08, submitted in a timely manner to the SEC and therefore meet the requirement to have three years of audited financials.

Alex Washburn - Columbia Pacific - Analyst

No, I understand to be compliant with the SEC. I am curious with the NASDAQ, has the NASDAQ ever listed someone without an audited year?

Rich Yonker - Vitesse Semiconductor - CFO

Not to my knowledge, but given everything we've been through -- Chris alluded to the distractions, and there's at least a dozen of them since I have been here -- is that we're an exception to everything, and we'll definitely approach it with NASDAQ as making a case for perhaps a buy on that, but at this point the key thing is to get a third year of audited financials into the SEC.

Alex Washburn - Columbia Pacific - Analyst

Okay. Understood. Thanks for your hard work.

Rich Yonker - Vitesse Semiconductor - CFO

Yes.

Operator

Our next question is from the line of Robert Jordan with Piney Reach. Please go ahead.

Robert Jordan - Piney Reach - Analyst

This question is for Chris Gardner. This question is not intended to embarrass otherwise affect you, it is serious. Please explain why after two years of spinning the Company's wheels with no financials and stock at its lows, you do not feel the Company or resign your position to someone who can get more accomplished and more respect in the market?

Christopher R. Gardner - Vitesse Semiconductor - CEO

Well, I think the question is a reasonable one, and each shareholder certainly is allowed to challenge the efficiency and productivity of my position. You know, I think the reality is the Company over the last two years has been put in an incredibly difficult and challenging position, and while we have not yet been able to come out of the end of this process, I think we've done a pretty darn good job of getting through the process. Along the way, there have been a lot of people saying that we wouldn't make it, that we would be declaring bankruptcy, that we would be otherwise going the wrong way, and I think we've demonstrated -- and as we publish our numbers here -- we'll continue to demonstrate that we've made tremendous progress. So I am actually very proud of the performance of the Company given the situation we found ourselves in, and certainly proud of the efforts of everybody at Vitesse who has enabled us to make it this far. So, you know, I will let certainly the Board of Directors and the shareholders continue to judge my performance on the performance of the Company, and when they view I am not executing as they think I need to, then they can make that decision.

Operator

Our next question is from the line of Kevin Lang, a Private Investor. Please go ahead.

Kevin Lang - Private Investor - Analyst

My question, guys, is for Rich on the cash balance that you ended the quarter with. You said you were cash flow positive for the fifth consecutive quarter, but it sounded to me like the balance was less than it was at the end of the previous quarter.

Rich Yonker - Vitesse Semiconductor - CFO

Yes, with the exceptions that I cited. Again, we're making significant investments in the margin improvement as well as time to market, so you could almost call that a non-GAAP/non-GAAP type analysis, but you're at ground zero looking at where the cash goes and what I am investing in -- that is a fair statement. There was some movement in working capital that, you know -- again when the audited results comes out, I think you're going to be more than satisfied with what we're doing. Just trying to give you indicators on the things I can give you indicators on without the audited results.

Kevin Lang - Private Investor - Analyst

Sure. Is there still income to be earned from the Maxim sale or is that done?

Rich Yonker - Vitesse Semiconductor - CFO

No, there was a timing issue because the deal was closed in October. We're really on a three-month reconciliation of it, so I got November, December, January, February, March, April, so we're really in between quarters, if you will, but, no, there is potentially more from that sale of asset in the earnout that's associated with that.

Kevin Lang - Private Investor - Analyst

I guess the last part of my question, which one gentleman alluded to earlier, with the audit essentially complete or near complete, the professional fees that are being expensed to these accounting professionals should go down significantly?

Rich Yonker - Vitesse Semiconductor - CFO

Yes. We're really looking at it as a super tax. You look at the line item on the P&L or the the income statement, and that's going to be a nice bonus to us all here to make that approach zero as soon as we can. Again, the obstacles that I cited in my overview are, you got to do what you got to do to make the accounting records auditable and then to make sure that the SEC is in -- you're in complete lock step with the SEC's expectations.

Kevin Lang - Private Investor - Analyst

Great. Thanks, Rich. Appreciate it.

Rich Yonker - Vitesse Semiconductor - CFO

You bet.

Operator

And we do have a follow-up question from the line of Robert Jordan with Piney Reach. Please go ahead.

Robert Jordan - Piney Reach - Analyst

I was disconnected after my suggestion that Chris Gardner resign, but as a follow-up, I think I speak for a large percentage of the owners of Vitesse in saying that you get an A plus grade for politicking, and fooling all of us, but an F for increasing shareholder value. Good luck to all of us for leaving the Company in your hands a day longer than necessary.

Christopher R. Gardner - Vitesse Semiconductor - CEO

Well, with that, if there are no other questions, which don't seem to be, I think moderator, we can end the call.

Operator

This does conclude today's conference call. You may now disconnect.

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